Exhibit 5

GOLENBOCK EISEMAN ASSOR BELL & PESKOE

437 Madison Avenue

New York, New York  10022

July 8, 2009

Cicero Inc.

8000 Regency Parkway

Cary, North Carolina 27518

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by Cicero Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 4,500,000 shares of common stock, par value $.001 per share (“Common Stock”), to be offered by the Company under the Company’s 2007 Employee Stock Option Plan (“2007 Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have also assumed that in granting awards under the 2007 Plan, the Board of Directors of the Company or the appropriate committee thereunder exercises its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Delaware and the certificate of incorporation and by-laws of the Company.

Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the 2007 Plan, when sold in accordance with the terms of the 2007 Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the 2007 Plan or the individual instrument or agreement.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP